Exhibit 10.1 Description of Bonus Plan
The Compensation Committee (the “Committee”) of the Board of Directors of Peoples Financial Corporation (the “Company”) awards bonuses to the Company’s executive officers based upon pre-determined performance objectives. The executive officers are eligible to receive a bonus which is based on the financial performance of the Company. The specific formula and pre-determined goals were established by the Committee using the Company’s return on average assets (“ROA”). The bonus calculation, which is approved by the Committee, allows the executive officer to earn up to a maximum percentage of their salary on established ROA targets. The targets and bonus calculations as a percentage of salary and targets are:

	Base	Base + 1	Base + 2	Base + 3	Maximum

ROA Target	.670%	.800%	.925%	1.050%	1.175%

Chief Executive Officer	15.000%	18.750%	22.500%	26.250%	30.000%

Executive Vice President	12.500%	15.630%	18.750%	21.880%	25.000%

All Other Named Executive Officers	10.000%	12.500%	15.000%	17.500%	20.000%